Exhibit 10.1

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement, dated as of December 16, 2021 (this “Agreement”), is made by and among:

(1)	BICS SA, a Belgian limited liability company (société anonyme) (the “Seller”);

(2)	Torino Holding Corp., a Delaware corporation (the “Company”);

(3)	North Atlantic Acquisition Corporation, a Cayman Islands exempted company (“SPAC”);

(4)	NAAC Holdco, Inc., a Delaware corporation (“New Holdco”);

(5)	NAAC Sponsor LP, a Delaware limited partnership (“Sponsor”); and

(6)	the undersigned investors in SPAC (the “Investors”, and together with the Sponsor, the “SPAC Holders”).

Whereas:

(A)	concurrently with the entry into this Agreement, Seller, the Company, SPAC, North Atlantic Acquisition, LLC (“New SPAC”), a Delaware limited liability company and New Holdco are entering into that certain Business Combination Agreement (as amended and/or restated from time to time, the “BCA”), which provides for, among other things, a business combination among New Holdco and the Company pursuant to which the issued and outstanding shares in the Company shall be exchanged for the Cash Consideration and Share Consideration (as defined therein);

(B)	as of the date hereof, the SPAC Holders own beneficially and/or of record those SPAC Securities set forth opposite such SPAC Holder’s name as set forth on Schedule A hereto; and

(C)	in order to induce Seller and the Company to enter into the BCA, and consummate the Transactions, each of the SPAC Holders and SPAC desire to enter into this Agreement;

Now, therefore, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the BCA, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1	Definitions

1.1	Capitalized terms used herein shall have the respective meanings given to them in this Agreement, or if not defined herein, as set forth in the BCA.

1.2	As used herein, the following terms shall have the respective meanings set forth below:

“Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

“Founder Shares” means each of the SPAC’s Class B ordinary shares, $0.0001 par value, held by the Investors or the Sponsor.

“Ordinary Shares” means each of the SPAC Class A Shares and Founder Shares held by the Investors or the Sponsor.

“SPAC Securities” means each of the SPAC Class A Ordinary Shares, Founder Shares, SPAC Units and SPAC Warrants held by the Investors or the Sponsor.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, to grant any proxies or powers of attorney with respect to, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, in each case, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

2	Sponsor Forfeiture

The Sponsor hereby agrees that, in the event that the SPAC Shareholder Redemption Amount immediately prior to the SPAC Merger Effective Time, when expressed as a percentage of the amount of funds contained in the Trust Account (such percentage, the “Redemption Percentage”), is greater than 50%, the Sponsor, without any further action by any party, shall automatically be deemed to, and shall, irrevocably transfer to SPAC, surrender and forfeit for cancellation (and the Sponsor and SPAC shall take all actions necessary to effect such transfer, surrender and forfeiture for cancellation) for no consideration, the quantity of Founder Shares equal to the lesser of (i) (a) (I) the Redemption Percentage minus (II) 50%, multiplied by (b) 3,795,000, and (ii) 948,750.

3	Reallocation

The Sponsor hereby agrees that, at the Closing and immediately prior to the actions set forth in Section 2.3.2(ii) of the BCA, it shall irrevocably transfer to SPAC, surrender and forfeit for cancellation, for no consideration, 948,750 Founder Shares.

4	Voting Obligations

4.1	From the date hereof until the earlier of (i) the Closing and (ii) termination of the BCA in accordance with Article IX thereof (such period, the “Interim Period”), such SPAC Holder, in his, her or its capacity as a holder of Ordinary Shares, severally and not jointly, agrees irrevocably, for so long as this this Agreement has not been terminated in accordance with its terms, and unconditionally that, at each SPAC Shareholders’ Meeting, at any other meeting of the SPAC Shareholders (whether annual, general, special or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent or written resolution of the SPAC Shareholders and in connection with any similar vote or consent of the holders of SPAC Warrants in their capacities as such, including in each of the SPAC Proposals, such SPAC Holder shall, and shall cause any other holder of record of any of such SPAC Holder’s Ordinary Shares to:

4.1.1	when such meeting is held, appear at such meeting or otherwise cause the SPAC Holder’s Ordinary Shares to be counted as present thereat for the purpose of establishing a quorum;

4.1.2	vote (or duly and promptly execute and deliver an action by written consent or written resolution), or cause to be voted at such meeting (or cause such consent or resolution to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Ordinary Shares he, she or it is entitled to vote at the SPAC Shareholders’ Meeting in favor of each SPAC Proposal and any other matters reasonably necessary for consummation of the Transactions; and

4.1.3	vote (or duly and promptly execute and deliver an action by written consent or written resolution), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Ordinary Shares against any Competing SPAC Transaction and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, or result in a material breach of any representation, warranty, covenant or other obligation or agreement of SPAC, under the BCA.

4.2	The obligations of the SPAC Holders in this Section 4 shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to its stockholders.

5	Waiver of Certain Rights

On behalf of herself, himself, itself and its affiliates:

5.1	Each SPAC Holder hereby irrevocably, for so long as this this Agreement has not been terminated in accordance with its terms, and unconditionally agrees not to (i) demand that SPAC redeem its Ordinary Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Ordinary Shares for redemption; and

5.2	Each SPAC Holder hereby irrevocably, for so long as this this Agreement has not been terminated in accordance with its terms, and unconditionally (i) waives any rights for (A) the Promissory Note made by SPAC and Sponsor and dated as of August 6, 2021, and (B) any other loans, if any, made by it or its affiliates or on its behalf or on behalf of its affiliates to SPAC or any of its affiliates to, in each case, be converted into securities and/or warrants exercisable for securities, in each case, of SPAC or any of its affiliates or their successors and assigns and (ii) agrees that no such loans, if any, shall be converted into any securities and/or warrants.

5.3	With respect to its SPAC Securities, each SPAC Holder hereby (but subject to, conditioned upon and effective as of immediately prior to the Closing) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Articles of Association of SPAC, adopted by special resolutions dated October 21, 2021 (as may be amended from time to time, the “Articles”), the provisions of Section 17.3-17.6 of the Articles to have the SPAC Class B Ordinary Shares convert to SPAC Class A Ordinary Shares at a ratio of greater than one-for-one, or any other adjustments or anti-dilution protections that arise in connection with the issuance of any equity of SPAC. The waiver specified in this Section 5.3 shall be applicable only in connection with the Transactions and this Agreement (and any shares of SPAC Class A Ordinary Shares or equity-linked securities issued in connection with the Transactions and this Agreement) and shall be void and of no force and effect if the BCA shall be terminated for any reason.

6	Further Efforts & Assurances

6.1	SPAC, Sponsor and each other SPAC Holder each hereby agree to take all actions necessary to effect the transfers set forth in, and other provisions of, Section 2 and Section 3, including but not limited to revising and/or terminating, as applicable, the organizational documents of Sponsor and/or any other agreements or arrangements pursuant to which Sponsor undertakes to transfer Founder Shares to any other SPAC Holder or giving any SPAC Holder any other rights to or in any Founder Shares, in each case in accordance with Section 3.05 of the Sponsor’s Amended and Restated Limited Partnership Agreement dated January 21, 2021 (the “Sponsor LPA”).

6.2	During the Interim Period, each SPAC Holder (i) shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and (ii) shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article IX of the BCA.

6.3	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or reasonably requested by a party hereto to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

7	Transfer Restrictions

7.1	Interim Period

During the Interim Period, each SPAC Holder shall not, and shall cause any other holder of record of any of such SPAC Holder’s SPAC Securities not to, Transfer any SPAC Securities that she, he or it Beneficially Owns without the prior written consent of Seller; provided, however, and subject to the obligations set forth in Section 2 and Section 3, that the foregoing sentence shall not apply to the following (each, a “Permitted Transfer”):

7.1.1	transfers to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of any Investor or any other person with whom such Investor has a relationship by blood, marriage or adoption not more remote than first cousin;

7.1.2	if the undersigned is an individual, Transfers by will or intestate succession upon the death of any Investor;

7.1.3	transfers by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

7.1.4	if the undersigned is not a natural person, (i) Transfers to a corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with such SPAC Holder and (ii) distributions to managers, partners, limited liability company members or equityholders who control such SPAC Holder;

7.1.5	in the event of SPAC’s liquidation;

7.1.6	by virtue of the laws of the jurisdiction of formation of any Sponsor or any of Sponsor’s limited liability company agreement, limited partnership agreement or equivalent organizational document, upon dissolution of such Sponsor; and

7.1.7	the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of SPAC Securities or any securities convertible into or exercisable or exchangeable for SPAC Securities during the Interim Period;

provided that in the case of any Transfer or distribution pursuant to Section 7.1.1 through Section 7.1.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the applicable SPAC Holder, the Company and the Holdco to be bound by the provisions of this Agreement.

7.2	Any Transfer in violation of the provisions of this Section 7 shall be null and void ab initio and be of no force or effect.

8	Representations and Warranties

Each SPAC Holder hereby represents and warrants (severally and not jointly as to herself, himself or itself only) to SPAC, Seller and the Company as follows:

8.1	if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such person;

8.2	if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder;

8.3	this Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

8.4	the execution and delivery of this Agreement by such person does not, and the performance by such person of its obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its obligations under this Agreement the execution and delivery of this Agreement by the parties hereto does not, and the performance by the parties hereto of their respective obligations hereunder will not, conflict with, or require the consent of any limited partner of Sponsor pursuant to, Section 3.05 of the Sponsor LPA;

8.5	Schedule A hereto sets forth opposite such SPAC Holder’s name the number of all of SPAC Securities of which such SPAC Holder has beneficial or record ownership, or the power to vote (including, without limitation, by proxy or power of attorney) as of the date hereof; and except for the SPAC Securities denoted on Schedule A, as of the date of this Agreement, such SPAC Holder is not a record holder of any (i) SPAC Securities or (ii) any other securities of SPAC having the right to vote on any matters on which the holders of equity securities of SPAC may vote;

8.6	such SPAC Holder understands and acknowledges that each of Seller and the Company is entering into the BCA in reliance upon the execution and delivery of this Agreement by the SPAC Holders.

8.7	such SPAC Holder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC, New Holdco, New SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC, New Holdco, New SPAC, Seller or the Company and based on such information as such SPAC Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement; such SPAC Holder acknowledges that neither SPAC, Seller nor the Company has made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement; and such SPAC Holder acknowledges that the agreements contained herein with respect to SPAC Securities held by such SPAC Holder are irrevocable for so long as this this Agreement has not been terminated in accordance with its terms;

8.8	as of the date hereof, there is no Action pending or, to the knowledge of such SPAC Holder, threatened, against such SPAC Holder that would reasonably be expected to impair the ability of such SPAC Holder to perform such SPAC Holder’s obligations hereunder or to consummate the transactions contemplated hereby; and

8.9	without limiting the generality of the foregoing, Sponsor hereby represents and warrants that (i) Sponsor is entitled to give the waiver set forth under Section 5.3 with respect to all of the Founder Shares issued and outstanding as of the date first written above, (ii) all of the Founder Shares issued and outstanding as of the date first written above are subject to the obligations under this Agreement, notwithstanding any entitlements thereto that any equityholders of Sponsor may have.

9	Equitable Adjustments

If, and as often as, there are any changes in SPAC or SPAC Securities by way of stock split, sub-division, stock or share dividend, combination, consolidation or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC or the SPAC Securities each as so changed.

10	Stop Transfer Order; Legend

Each SPAC Holder hereby authorizes SPAC to maintain a copy of this Agreement at either the executive office or the registered office of SPAC. In furtherance of this Agreement, each SPAC Holder hereby authorizes and will instruct SPAC, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such SPAC Holder’s SPAC Securities with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to the laws of the Cayman Islands in respect of) such SPAC Holder’s SPAC Securities: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN TRANSACTION SUPPORT AGREEMENT, DATED AS OF DECEMBER 16, 2021, BY AND AMONG BICS SA, TORINO HOLDING CORP., NORTH ATLANTIC ACQUISITION CORPORATION, NAAC HOLDCO, INC., NAAC SPONSOR LP LLC and certain other PERSONS partY thereto. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH TRANSACTION SUPPORT AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

11	Updates to Schedule A; Admission of New SPAC Holders

During the Interim Period, each SPAC Holder shall promptly notify SPAC of any increase, decrease or other change in the number of SPAC Securities held by or on behalf of such SPAC Holder (for the avoidance of doubt, each SPAC Holder acknowledges and agrees that Section 7.1 prohibits all Transfers of its SPAC Securities, other than Permitted Transfers, during the Interim Period, including any such SPAC Securities hereafter acquired by any SPAC Holder). Promptly following each such notification, SPAC or Holdco (as applicable) shall update Schedule A to reflect the applicable changes as they relate to SPAC Securities and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Agreement (unless and until it is later updated in accordance with this Section 11). Any such update to Schedule A pursuant to this Section 11 shall not be deemed an amendment to this Agreement for purposes of Section 15.

12	Termination of Existing Registration Rights Agreement

Prior to Closing, in connection with the entry into the Amended and Restated Registration Rights Agreement by and among Holdco and the SPAC Holders, the SPAC Holders shall cause all existing registration rights agreements (including that certain Registration Rights Agreement, dated as of January 21, 2021, entered into by and among SPAC, Sponsor and the SPAC Holders party thereto) entered into between SPAC and any other party, including the Sponsor but not including any PIPE Investors, to be terminated or restated in its entirely, as applicable, in each case. No parties to any such terminated or superseded registration rights agreements shall have any further rights or obligations thereunder.

13	Consent to Disclosure

Each SPAC Holder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC, New Holdco, New SPAC, Seller or the Company to any Governmental Authority or to securityholders of SPAC) of such SPAC Holder’s identity and beneficial ownership of SPAC Securities and the nature of such SPAC Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC, New Holdco or Seller, a copy of this Agreement. Each SPAC Holder will promptly provide any information reasonably requested by SPAC, New Holdco or Seller for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

14	No Challenges

Each SPAC Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, New SPAC, New Holdco, Seller, the Company or any of their respective successors, directors or officers (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA or any other agreement in connection with the Transactions.

15	Entire Agreement; Assignment; Amendment

15.1	This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. This Agreement may be amended in writing by all parties hereto by an instrument in writing signed by each of the parties hereto.

15.2	At any time prior to the Closing, (i) the Sponsor, on behalf of SPAC Holders may (a) extend the time for the performance of any obligation or other act of the Seller or Company, (b) waive any inaccuracy in the representations and warranties of the Seller or Company contained herein or in any document delivered by the Seller or Company pursuant hereto and (c) waive compliance with any agreement of the Seller or Company or any condition to its own obligations contained herein and (ii) the Seller and Company acting together may (a) extend the time for the performance of any obligation or other act of any SPAC Holder, (b) waive any inaccuracy in the representations and warranties of any SPAC Holder contained herein or in any document delivered by any SPAC Holder pursuant hereto and (c) waive compliance with any agreement of any SPAC Holder or any condition to the obligations of SPAC Holders contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

16	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17	Counterparts

This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

18	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

19	Governing Law; Venue; Waiver of Jury Trial

Sections 10.06 and 10.07 of the BCA are incorporated herein by reference, mutatis mutandis.

20	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to (i) if to SPAC or the Sponsor, the address for SPAC in accordance with the terms of Section 10.01 of the BCA, (ii) if to the Company or Seller, the address for the Company or Seller in accordance with the terms of Section 10.01 of the BCA and (iii) if to any of the Investors, the address set forth in such Investor’s signature block hereto.

21	Termination

This Agreement shall automatically terminate on the earliest of: (a) the valid termination of the BCA (in which case this Agreement shall be of no force and effect), (b) the Closing and (c) the mutual written agreement of the parties hereof; provided, that no such termination shall relieve any party hereto from any liability resulting from its pre-termination breach of this Agreement.

22	Specific Performance

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

23	Interpretation

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever this Agreement uses “it”, “its” or derivations thereof to refer to a natural person, such references shall be deemed references to “her”, “him” or “his”, as applicable.

24	No Partnership, Agency or Joint Venture

This Agreement is intended to create a contractual relationship between the parties hereto, and nothing contained herein is intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among any of the parties hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party, (ii) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (iii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party, (iv) each of the SPAC Holders (a) has acted independently regarding its decision to enter into this Agreement and regarding its investment in SPAC and/or Sponsor, as applicable, solely on its own behalf and shall not have any obligation to perform on behalf of any other SPAC Holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other SPAC Holder and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BICS SA

By	/s/ Guillaume Boutin
Name: Guillaume Boutin
Title: Chairman

TORINO HOLDING CORP.

By	/s/ Joe Burton
Name: Joe Burton
Title: Chief Executive Officer

[Signature page to the Transaction Support Agreement]

NORTH ATLANTIC ACQUISITION CORPORATION

By	/s/ Gary Quin
Name: Gary Quin
Title: Chief Executive Officer

NAAC SPONSOR LP

By	/s/ Mark Keating
Name: Mark Keating
Title: Managing Member

[Signature page to the Transaction Support Agreement]

INVESTORS

NORTH OCEAN INVESTMENT COMPANY LIMITED

/s/ Gary Quin
Name: Gary Quin
Title: Director
Address: Level 3, Theuma House, 302 St
Paul Street, Valletta, VLT1213,
Malta

KEW FOUR LIMITED

/s/ Gary Quin
Name: Gary Quin
Title: Director
Address: 93, Mill Street, Zone 5,
Central Business District,
Qormi CBD5090, Malta

[Signature page to the Transaction Support Agreement]

ANDREW MORGAN

/s/ Andrew Morgan
Name: Andrew Morgan
Title: N/A – an individual
Address: 30 The Green
Richmond
TW9 1LX
UK

DIMITRI PANAYOTOPOULOS

/s/ Dimitri Panayotopoulos
Name: Dimitri Panayatopoulos
Title: N/A – an individual
Address: Chemin des Acacias 19,
1166 Perroy,
Switzerland

TAMARA SAKOVSKA

/s/ Tamara Sakovska
Name: Tamara Sakovska
Title: N/A – an individual
Address: 33 Lamont Road
London
SW10 0HS
United Kingdom

[Signature page to the Transaction Support Agreement]

Schedule A